As filed with the Securities and Exchange Commission on July 13, 2006

Registration No. 333-88555

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARRAMERICA REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

52-1796339

(I.R.S. Employer Identification No.)

c/o Blackstone Real Estate Partners V L.P.

345 Park Avenue, New York, NY 10154

(212) 583-5000

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

CarrAmerica Realty Corporation 1997 Stock Option and Incentive Plan

(Full title of the plan)

Jonathan D. Gray

Blackstone Real Estate Partners V L.P.

345 Park Avenue, New York, NY 10154

(212) 583-5000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Andrew R. Keller, Esq.

Brian Stadler, Esq.

Andrew W. Smith, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-88555) of CarrAmerica Realty Corporation (“CARC”).

On July 13, 2006, pursuant to the terms of an Agreement and Plan of Merger, dated as of March 5, 2006, as amended (the “Merger Agreement”), by and among CARC, CarrAmerica Realty, L.P. (“CAR”), CarrAmerica Realty Operating Partnership, L.P., Carr Realty Holdings, L.P. (“CRH”), Nantucket Parent LLC (“Parent”), Nantucket Acquisition Inc. (“MergerCo”), Nantucket CRH Acquisition L.P. (“NCRH Merger Partnership”), and Nantucket CAR Acquisition L.P. (“NCAR Merger Partnership”), (1) NCRH Merger Partnership merged with and into CRH, with CRH continuing as the surviving limited partnership, and (2) NCAR Merger Partnership merged with and into CAR, with CAR continuing as the surviving limited partnership (collectively, the “Partnership Mergers”). Immediately after the Partnership Mergers, CARC merged with and into MergerCo, with MergerCo continuing as the surviving corporation (the “CARC Merger”, and together with the Partnership Mergers, the “Mergers”). Parent, MergerCo, NCRH Merger Partnership and NCAR Merger Partnership are affiliates of The Blackstone Group.

In connection with the Mergers, CARC hereby removes from registration all of its securities registered pursuant to this Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Nantucket Acquisition Inc. (as successor by merger to CarrAmerica Realty Corporation) has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 13, 2006.

Nantucket Acquisition Inc.
(as successor by merger to CarrAmerica Realty Corporation)

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Vice President and Secretary